Exhibit 10.2

AMENDMENT

TO

EMPLOYMENT AGREEMENT

            THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of the 23rd day of September, 2008 (the “Effective Date”) by and between TALX Corporation, a Missouri corporation (“Company”) and William W. Canfield (“Employee”).

            WHEREAS, Company and Employee wish to amend the Employment Agreement dated September 1, 1996, as amended by that certain letter dated February 1, 2007 (the “Employment Agreement”) to reflect an amendment required for the Employment Agreement to comply with the requirements of Section 162(m) of the Internal Revenue Code;

            NOW, THEREFORE, the parties agree that the Employment Agreement is hereby amended as follows:

           1.    Exhibit A to the Employment Agreement, “Effect of Agreement Termination”, is amended to read in its entirety as marked on the attached Exhibit A.

            IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the Effective Date.

TALX CORPORATION	WILLIAM W. CANFIELD

By:	By:

Exhibit A

EFFECT OF AGREEMENT TERMINATION

Reason for Termination

Type of Compensation / Benefit	Normal Expiration Date of Agreement or Renewal Period	By Executive for “Good Reason”	By Employer for “Cause”	Related to Change of Control	Death of Disability (as defined in Agreement)
Base Salary	Payable through end of Employment Period (as defined in Agreement)

Receives Base Amount (as defined in Agreement) for the three year period commencing on the Executive’s early termination date (the “Continuation Period”), payable ratably over such Continuation Period.

Payable through date of early termination.

Receives $1 less than an amount equal to three times the average annual compensation received by Mr. Canfield from the Company reported on his W-2 for the five calendar years preceding the calendar year of the Change of Control, payable in one lump sum cash payment.

Payable through end of month in which death or disability occurs.
Annual Incentive Compensation Program	Payable through Employment Period; amount recommended by Compensation Committee based on Company’s and Executive’s performance.

Receives highest annual bonus earned under the Incentive Plan with respect to the three (3) calendar years immediately preceding the year in which termination occurs~~targeted incentive compensation (based on estimated targeted incentive compensation for year of termination)~~ for the Continuation Period, payable over the Continuation Period.

			Amount determined by Compensation Committee in its sole discretion; would likely be zero.	None	Amount earned (recommended b the Compensation Committee based on the Company’s and Executive’s performance for the year in which death or disability occurs) will be prorated.
Other Employee Benefits (excluding any benefits related to securities of the Company or options, warrants or convertible into or exercisable or exchangeable for securities of the Company)	Continue through end of Employment Period, subject to legal and contractual rights in plans to convert or extend coverages.	. Continue through end of Employment Period, subject to legal and contractual rights in plans to convert or extend coverages	. Continue through date of early termination, subject to legal and contractual rights in plans to convert or extend coverages

Executive’s medical, dental, and vision insurance shall be continued through the Continuation Period, subject to legal and contractual rights in plans to convert or extend coverages; provided, further, if extension of such insurance coverage is not permitted, the Company shall pay the premiums for a new similar health insurance plan which would allow coverage of the Executive through the Continuation Period

Continue through end of month in which death or disability occurs, subject to legal and contractual rights to convert or extend coverages.